UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2023 (December 21, 2022)

CORRELATE INFRASTRUCTURE PARTNERS INC.
(Exact name of registrant as specified in its charter)

Nevada	000-30746	84-4250492
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

220 Travis Street, Suite 501
Shreveport, Louisiana	71101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (318) 425-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 3.02. Unregistered Sales of Equity Securities.

See Item 8.01 below.

Item 8.01. Other Events.

On January 20, 2023, Correlate Infrastructure Partners Inc. posted a Company Presentation on its website at www.correlateinc.com, a copy of which is attached hereto as Exhibit 99.1.  The Company Presentation includes certain disclosures relating to a potential acquisition that the Company is seeking to complete within the next 150 days with a leading residential solar installation company primarily operating in Texas and Arizona, pursuant to the terms of a non-binding letter of intent.  The Company is filing this Form 8-K to: (i) more widely disseminate the information provided by the Company on its website; and (ii) to clarify that each of the agreements to acquire the companies included in the Company Presentation are pursuant to separate non-binding letters of intent, that each acquisition is subject to the satisfactory due diligence of the respective parties and in order to complete each of the acquisitions, definitive agreements will need to be agreed upon between the parties, sufficient financing will be required to pay the cash portion of the purchase price of each acquisition and all closing conditions will need to be satisfied prior to the completion of each such acquisition.

On December 21, 2022, the Company issued a second note to a third-party investor (“Investor”) in the face amount of $220,000 in connection with the securities purchase agreement previously entered into between the parties in November 2022.

The note has a face amount of $220,000, including an original issuance discount of $20,000, a guaranteed interest rate of 7%, and ten installments of $23,540 every 30 days commencing 90 days from the issuance date until maturity 12 months after issuance. The guaranteed interest shall be added to the principal balance immediately on the issuance date. Each note shall be issued with commitment shares, returnable shares, and detachable warrants.

On the closing date of the second note, the Company issued the Investor a total of 14,206 commitment shares as additional consideration for the purchase of the note (the “Second Closing Commitment Shares”) and an additional 80,000 restricted shares of common stock as returnable shares (the “Second Closing Returnable Shares”). The shares shall be returned to the Company by the Investor if no event of default occurs under the note that has not been cured within any applicable cure period. In addition, on the closing date of the second note, the Company issued the Investor warrants to purchase 150,000 shares of common stock at an exercise price of $1.00 per share. The warrants shall vest immediately and be exercisable for a period of five years from the issuance date. All of the shares of common stock issued in connection herewith were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Any time following an Event of Default, that has not been properly cured, the Investor shall have the right to convert the note into common stock of the Company. The conversion price shall be fixed at $1.00 per share. However, if the Company’s common stock has a closing price below $1.00 for at least 5 consecutive trading days, then the fixed conversion price shall be adjusted to $0.50 per share and the Investor may convert any amounts due under the note into the lower of the $0.50 fixed conversion price or 70% of the lowest daily VWAP of the Company’s common stock for the 20 trading days immediately preceding the delivery of a conversion notice.

Additionally, the Company and its wholly-owned subsidiary, Correlate Inc., entered into a security agreement with the Investor pursuant to which the Company granted a security interest in and to all of its assets, subject to prior liens and security interests, and Correlate Inc. granted a security interest in its ownership of one of its wholly-owned subsidiaries.

The information contained in this Item 8.01 of this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and shall not be or be deemed to be incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Cautionary Note Regarding Forward-Looking Information

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on management’s beliefs and assumptions, as well as information currently available to management. Statements other than those of historical fact, as well as those identified by the words “anticipate,” “estimate,” “intend,” “plan,” “expect,” “believe,” “may,” “will,” “should,” "would," "could," "continue," "forecast," and any variation of the foregoing and similar expressions are forward-looking statements. Although the Company believes that the expectations reflected in any such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to be correct. Any such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company’s actual financial results, performance or financial condition may vary materially from those anticipated, estimated or expected. Therefore, you should not rely on any of these forward-looking statements. The Company does not undertake any obligation to update any forward-looking statements it makes, except as required by law.

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Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Company Presentation posted on Company website.
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

CORRELATE INFRASTRUCTURE PARTNERS INC.

Dated: January 20, 2023	By:	/s/ Channing Chen
	Name:	Channing Chen
	Title:	Chief Financial Officer

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